EXHIBIT 10-14


                                Royalty Agreement


In consideration of the sum of fifty thousand dollars ($50,000) received from Dr. Christine Durbak, MedStrong International Corporation does hereby assign, effective September 1, 2003, for business remitted in September and going forward, the future receipts of all monies received from the following clients:
Road America; MD Data Network; National Protection Services; Membercare Services up to the maximum sum of $100,000. Said receipts will be paid monthly, but within five (5) business days of being received by MedStrong, until the full sum of the Royalty Payment of $100,000 is paid in full. If the full amount of $100,000 is not paid within twenty-four (24) months, the remaining unpaid balance will be due in full. With the monthly payment, Dr. Durbak will receive a full accounting detail of each client.

Late payment penalty. Should the corporation be late beyond the five (5) day period, a late payment penalty of one thousand dollars ($1,000) will be imposed.

Dr. Christine Durbak is an investor only and MedStrong holds her harmless from any action of any kind that may result from this transaction.




MedStrong International Corporation

By:        Jerry R. Farrar, CEO

Dated:     August 25, 2003




Accepted

By          /s/ Christine Durbak

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